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NORTEK NEWS

                                                               EXHIBIT 99.2


CONTACT:  Richard L. Bready, Chairman
          Richard J. Harris, Vice President and Treasurer
          (401) 751-1600

RELEASE:  IMMEDIATE

                           NORTEK PRICES $210,000,000
                                OF SENIOR NOTES
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PROVIDENCE. RI, July 28, 1998--NORTEK, INC. (NYSE:NTK) today announced that it has entered into an agreement to sell $210.0 million principal amount of 8 7/8 percent Senior Notes at a price of 99.641 percent of face value. The Notes will mature August 1, 2008. The amount of Notes sold represents an increase of $60 million principal amount over the previously announced $150 million.

The Senior Notes are being issued and sold in a private Rule 144A offering to institutional investors, which is expected to close on July 31, 1998. NORTEK will use the proceeds from the transaction to finance a portion of the previously announced acquisition of NuTone, Inc.

"We are extremely pleased with the response to the Senior Note offering and believe that it represents an attractive source of funding for this important


                                    - MORE -


      NORTEK, INC. 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360,
                         401-751-1600 FAX 401-751-4610
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acquisition," said NORTEK'S Chairman and Chief Executive Officer, Richard L.
Bready. "We look forward to successfully integrating NuTone and growing the combined businesses."

The Senior Notes have not been registered under the Securities Act of 1933, as amended, or under the securities law of any state and may not be offered or sold in the United States or in any such state absent an applicable exemption from registration under the Securities Act and any such law.

NORTEK is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential, commercial and industrial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, air quality systems, and specialty electronic, wood and decorating products.

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This release contains forward-looking statements relating to future financial results. Actual financial performance may differ as a result of factors over which the Company has no control. Additional information which could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, copies of which are available from Nortek at no charge.